Hand Delivery
Young. C. McGuinn

Re:	Severance Benefits

Dear Ms. McGuinn:

This letter will serve to memorialize LifeCell Corporation’s agreement to provide you with certain severance payments in the event that your employment is terminated by LifeCell Corporation (“LifeCell”) without Cause (as defined below).

Employment with LifeCell is “at will.” This means that, just as you may resign from LifeCell at any time with or without cause, LifeCell has the right to terminate this employment relationship at any time with or without cause or notice. Notwithstanding the foregoing, in the event that LifeCell terminates your employment other than for Cause, then, subject to your execution, delivery, and non-revocation of a general release in a form satisfactory to LifeCell (the “Release”): (a) you will be entitled to the continuation of your base salary (as of the date of termination) for a period of nine (9) months following your termination (“Severance Payments”); and (b) if you timely elect COBRA coverage and provided that you continue to make contributions to such continuation coverage equal to your employee contribution in effect immediately preceding the date of your termination, LifeCell shall waive the remaining portion of your healthcare continuation payments under COBRA for a period of nine (9) months following your termination (unless you sooner become eligible to obtain alternate healthcare coverage from a new employer, in which case LifeCell’s obligation to waive the remaining portion of your healthcare continuation payments under COBRA shall cease). By signing this letter below, you acknowledge that you understand and affirm that you are obligated to inform LifeCell (or its successor) if you become eligible to obtain alternate healthcare coverage from a new employer before the nine (9) month anniversary of your termination and that you further understand that if you wish to continue to obtain COBRA coverage after the nine (9) month anniversary of your termination, you must pay all costs and fees for such additional coverage in accordance with COBRA. The Severance Payments will commence on the next regular paydate following the 8th day after you execute and deliver the Release; provided, however, that if necessary to comply with the restriction in Section 409(A)(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” the Severance Payments will commence on the first regular paydate of the seventh month following the date of termination. Among other things, the Release will include a general release of LifeCell, its affiliates and their respective officers, directors, managers, members, shareholders, partners, employees and agents from all liability and such other terms deemed necessary by LifeCell for its protection.

For purposes of this letter, “Cause” means your (a) conviction of, guilty plea to or confession of guilt of a felony or criminal act involving moral turpitude, (b) commission of a fraudulent, illegal, or dishonest act in respect of LifeCell, (c) willful misconduct or gross negligence that is or reasonably could be expected to be materially injurious to the business, operations or reputation of LifeCell (monetarily or otherwise), (d) material violation of LifeCell's policies or procedures in effect from time to time; provided, however, to the extent such violation is subject to cure, you will have a reasonable opportunity to cure such violation after written notice thereof, (e) material failure to perform the duties as assigned to you from time to time; provided, however, to the extent such failure is subject to cure, you will have a reasonable opportunity to cure such non-performance after written notice thereof, (f) breach of the Covenants Agreement (as defined below), (g) physical or mental disability that prevents you from performing your duties to LifeCell for a period of at least 90 consecutive days in any 12- month period or 120 non-consecutive days in any 12-month period, or (h) death. This definition of “Cause” only relates to LifeCell’s agreement to continue your base salary and waive a portion of your healthcare continuation payments under COBRA following termination under the circumstances described in the preceding paragraph and does not alter your status as an at will employee.

Following your acceptance of this letter and your execution and delivery of the Covenants Agreement, LifeCell will execute and deliver to you a Change in Control Agreement (substantially in the form annexed to this letter) that sets forth certain enhanced severance benefits that will be provided to you following your loss of employment after or by reason of a Change in Control.

The foregoing terms of this letter are expressly contingent upon your execution and delivery to LifeCell of the enclosed Confidentiality, Assignment of Contributions and Invention, Non-Competition and Non-Solicitation Agreement (“Covenants Agreement”).

The terms set forth in this letter supersede all prior agreements and understandings with respect to the matters covered hereby. This letter is not be construed as a contract of employment and your employment with LifeCell remains "at will."

Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at LifeCell has made any other representation to you. Please return your executed acceptance of this letter, together with the signed Covenants Agreement, to me on or before July 31, 2006.

Should you have any questions, please do not hesitate to contact me.

Agreed and Accepted:

/s/ Young C. McGuinn	Date: August 14, 2006
Young C. McGuinn

LIFECELL CORPORATION
One Millenium Way
Branchburg, New Jersey 08876

________ __, 2006

Young C. McGuinn, Vice President, Manufacturing Operations
LifeCell Corporation
One Millenium Way
Branchburg, New Jersey 08876

Re:	Change in Control Agreement

Dear Ms. McGuinn,

This letter sets forth certain protections with respect to your employment with LifeCell Corporation (“LifeCell” or the “Company”) being afforded to you in connection with your employment. We believe that it is imperative that the Company be able to rely upon you to continue in your position in the event the Company receives any proposal from a third party concerning a possible business combination with, or acquisition of equity securities of, the Company, and for the Company to be able to receive and rely upon your advice as to the best interests of the Company and its shareholders without concern that you might be distracted by the personal uncertainties and risks created by such a proposal. Accordingly, we wish to provide you with certain benefits following your loss of employment after or by reason of a Change in Control.

Change in Control. (a) Upon the occurrence of a “Trigger Event” (as defined below), you shall be entitled to receive payments in an aggregate amount equal to the “Twelve Month Amount” (as defined below). Payment of the Twelve Month Amount shall be conditioned upon your execution, delivery, and non-revocation of a general release agreement in a form satisfactory to LifeCell (the “Release”). Among other things, the Release shall include a general release of LifeCell, its affiliates and their respective officers, directors, managers, members, shareholders, partners, employees and agents from all liability and such other terms deemed necessary by LifeCell for its protection. The Twelve Month Amount shall be payable in equal installments over a twelve (12) month period, in accordance with LifeCell’s customary payroll practices, commencing on the next regular paydate following the 8th day after your execution and delivery of the Release to LifeCell; provided, however, if necessary to comply with the restriction in Section 409(A)(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” the installment payments of the Twelve Month Amount will commence on the first regular paydate of the seventh month following the date of the Trigger Event.

(b)          “Trigger Event” shall mean either (i) termination of your employment with the Company or any successor at any time during the period beginning (3) three months prior to the effective date of a Change in Control and ending twelve (12) months after the Change in Control, other than a “Termination for Cause” by the Company or termination of your employment by you without “Good Reason” during such period, or (ii) termination of employment by you after failure of the Company or such successor to acknowledge or assume in writing the obligations to you set forth in your severance arrangement and this letter agreement after request by you.

(c)           The “Twelve Month Amount” shall mean one (1) times the Base Amount (less applicable withholdings and customary payroll deductions). The “Base Amount” shall mean the annualized base salary that you are earning immediately prior to the Change in Control.

(d)          Upon a Change in Control, all stock options shall immediately become vested and exercisable by you for a period of the longer of the exercise period in effect immediately prior to the Change in Control or the period ending (90) days after the effective date of the Change in Control.

(e)           Subject to your execution, delivery, and non-revocation of the Release, if you timely elect COBRA coverage and provided that you continue to make contributions to such continuation coverage equal to your employee contribution amount to medical insurance in effect immediately preceding the Trigger Event, LifeCell or its successor shall waive the remaining portion of your healthcare continuation payments under COBRA during the twelve (12) month period following the Trigger Event, unless you become eligible to obtain alternate healthcare coverage from a new employer before the twelve (12) month anniversary of the Trigger Event, in which case LifeCell’s or its successor’s obligation under this subsection (e) shall cease. You understand and affirm that you are obligated to inform LifeCell (or its successor) if you become eligible to obtain alternate healthcare coverage from a new employer before the twelve (12) month anniversary of the Trigger Event.

(f)           Notwithstanding the foregoing, if the independent certified accountants of the Company notify you in writing within 15 days of a Trigger Event that payment of the Twelve Month Amount and the other benefits hereunder would cause such payments to be nondeductible by the Company because of Section 280G of the Internal Revenue Code, the benefits and payments hereunder shall be reduced to the minimum extent necessary so that all benefits and payments payable hereunder are deductible under Section 280G of the Code (with you having the election, in your sole discretion, as to which and how much of the payments and benefits hereunder shall be reduced (or, with respect to the Twelve Month Amount, returned)).

(g)          A “Change in Control" shall be deemed to have occurred if:

(i) Any person, firm or corporation acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition, the acquirer has Beneficial Ownership of voting securities representing 50% or more of the total voting power of all the then-outstanding voting securities of the Company; or

(ii) the individuals (A) who, as of the date hereof constitute the Board of Directors of the Company (the "Original Directors") or (B) who thereafter are elected to the Board of Directors of the Company (the "Company Board") and whose election, or nomination for election, to the Company Board was approved by a vote of at least 2/3 of the Original Directors then still in office (such Directors being called "Additional Original Directors") or (C) who are elected to the Company Board and whose election or nomination for election to the Company Board was approved by a vote of at least 2/3 of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Company Board; or

(iii) The stockholders of the Company shall approve a merger, consolidation, recapitalization or reorganization (or consummation of any such transaction if stockholder approval is not sought or obtained), other than any such transaction which would result in more than 66% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to such other continuing holders being not altered substantially in the transaction; or

(iv) The stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale, lease or disposition by the Company of all or a substantial portion of the Company's assets (i.e., 50% or more in value of the total assets of the Company) other than to a subsidiary or affiliate.

(h)          “Good Reason” means (i) a failure of the Company or its successors without your prior consent to pay you any amounts due to you or to fulfill any other material obligations to you (after 30 days written notice to cure), (ii) action by the Company or its successor that results in a material diminution without your prior consent in your duties and responsibilities (other than isolated actions not taken in bad faith and that are remedied by LifeCell or its successor within 30 days after receipt of written notice thereof given by you), as determined by balancing (A) any increase or decrease in the scope of your duties and responsibilities against (B) any increase or decrease in the relative sizes of the business, activities or functions (or portions thereof) for which you have responsibility, provided, however, that none of (I) a change in your title, or (II) a change in the hierarchy, either individually or in the aggregate shall be considered Good Reason, (iii) any material decrease in your Base Amount, or (iv) any move of the offices of the Company or its successor without your consent such that you would be required to commute more than 50 miles more each way than you currently commute.

(i)           “Termination for Cause” means a termination of your employment by the Company or its successor for “cause”. For purposes of this letter, “cause” means your (i) conviction of, guilty plea to or confession of guilt of any crime that constitutes a felony or a criminal act involving moral turpitude, (ii) commission of a fraudulent, illegal, or dishonest act in respect of LifeCell, (iii) willful misconduct or gross negligence that reasonably could be expected to be injurious in the reasonable discretion of LifeCell or its successor to the business, operations, or reputation of LifeCell or its successor (monetarily or otherwise), (iv) material violation of LifeCell’s policies or procedures in effect from time to time; provided, however, to the extent such violation is subject to cure, such violation shall not constitute “cause” unless you fail to cure such violation within a reasonable time after written notice thereof, (v) material failure to perform your duties as assigned to you from time to time; provided, however, to the extent such failure is subject to cure, you will have a reasonable opportunity to cure such non-performance after written notice thereof, (vi) a material violation of the terms of the Confidentiality, Inventions and Discoveries and Non-Competition Agreement dated June __, 2006 or any other agreement (now or hereafter in effect) pertaining to confidential information, developments, inventions, discoveries, non-solicitation, or non-competition, (vii) physical or mental disability that prevents your from performing your duties to LifeCell or its successor for a period of at least 90 consecutive day an any 12-month period or 120 non-consecutive days in any 12-month period, or (viii) death.

(j)           The Company shall notify you after the Company becomes aware or anticipates that a Change in Control is likely to take place.

(k)          This Agreement is binding on the Company and its successors and assigns (including but not limited to any purchaser of all or substantially all of the assets of the Company as defined in (g)(iv) above). If the Company or its successors do not timely make all payments owed to you, whether due hereunder or otherwise due to you, and you retain counsel to enforce your rights to payment, the Company and its successors or assigns shall also be obligated to reimburse you for all reasonable attorneys fees incurred in collecting amounts due to you.

(l)           This Agreement shall not affect any rights of the Company or you prior to a Change in Control or any of your rights granted in any other agreement, plan or arrangements, except that if you receive all payments hereunder, you shall not be entitled to receive any payments or benefits under your severance arrangement with the Company, if any. The rights, duties and benefits provided hereunder shall only become effective upon a Change in Control. Nothing in this Agreement shall alter your status as an “at-will” employee. If your employment by the Company is terminated for any reason prior to the date three months prior to the effective date of a Change in Control, this Agreement shall thereafter be of no further force and effect.

Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms.

Sincerely,

James G. Foster, Chair
Compensation Committee

Accepted:

__________________________
Young C. McGuinn